Exhibit 107.1

Form S-8

(Form Type)

ARTHUR J. GALLAGHER & CO.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $1.00 par value per share, to be issued pursuant to the Arthur J. Gallagher & Co. Deferred Equity Participation Plan (the “DEPP”), the Arthur J. Gallagher & Co. Deferred Cash Participation Plan (the “DCPP”) and the Arthur J. Gallagher & Co. Supplemental Savings and Thrift Plan (the “Supplemental Plan,” together with the DEPP and the DCPP, the “Deferred Compensation Plans”)(1)(2)	457(c) and (h)	4,000,000(1)(2)	$215.54(3)	$862,160,000(3)	$110.20 per $1,000,000	$95,010.03

Other	Deferred Compensation Obligations under the Deferred Compensation Plans(4)	457(h)	$2,000,000,000(4)	100%(5)	$2,000,000,000(5)	$110.20 per $1,000,000	$220,400

Total Offering Amounts					$2,862,160,000		$2,862,160,000

Total Fee Offsets							$0.00

Net Fee Due							$315,410.03

(1)

Pursuant to Rule 416 of the Securities Act of 1933 (the “Securities Act”), this Registration Statement on Form S-8 (this “Registration Statement”), also includes additional shares of Arthur J. Gallagher & Co. (the “Company”) common stock, $1.00 par value per share, in respect of the securities identified in the above table that may become issuable through the Arthur J. Gallagher & Co. Deferred Equity Participation Plan (the “DEPP”), the Arthur J. Gallagher & Co. Deferred Cash Participation Plan (the “DCPP”) or the Arthur J. Gallagher & Co. Supplemental Savings and Thrift Plan (the “Supplemental Plan,” together with the DEPP and the DCPP, the “Deferred Compensation Plans”), in each case, as a result of any stock dividend, stock split, recapitalization or other similar transactions.

(2)

Represents: (i) 2,100,000 shares available for issuance under the DEPP; (ii) 900,000 shares available for issuance under the DCPP; and (iii) 1,000,000 shares available for issuance under the Supplemental Plan. As more fully set forth in the Explanatory Note included in this Registration Statement, the shares being registered under the Deferred Compensation Plans represent shares purchased on the open market for subsequent issuance or sale (at a participant’s direction) under such plans.

(3)

Estimated solely for purposes of calculating the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act, on the basis of the average of the high and low sale prices of the shares of common stock, $1.00 par value per share, of the Company on the New York Stock Exchange on July 31, 2023, within five business days prior to filing.

(4)

Represents unsecured obligations of the Company to pay deferred compensation in the future in accordance with the applicable plan terms, in the following amounts: (i) $650,000,000 under the DEPP; (ii) $250,000,000 under the DCPP; and (iii) $1,100,000,000 under the Supplemental Plan. In addition, pursuant to Rule 416(c) under the Securities Act this Registration Statement also relates to an indeterminate amount of interests to be offered or sold pursuant to the Deferred Compensation Plans.

(5)

Estimated solely for purposes of calculating the registration fee. The registration fee has been calculated in accordance with Rule 457(h) of the Securities Act based upon an estimate of the amount of compensation participants may defer under the Deferred Compensation Plans.